Exhibit 5.2



INTERNAL REVENUE SERVICE                        DEPARTMENT OF THE TREASURY
P. O. BOX 2508
CINCINNATI, OH  45201


                                                Employer Identification Number:
Date:   JUN 05 2002                             59-1205269
                                                DLN:
                                                17007206002001
ARTESYN TECHNOLOGIES INC                        Person to Contact:
7900 GLADES RD STE 500                          MARJORIE WALDMAN ID#  52001
BOCA RATON, FL  33434                           Contact Telephone Number:
                                                (877) 829-5500
                                                Plan Name:
                                                ARTESYN TECHNOLOGIES INC TAX-
                                                FAVORED THRIFT AND SAVINGS PLAN
                                                Plain Number: 001


Dear Applicant:

        We have made a favorable determination on the plan identified above based on the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records. You must retain this information to preserve your reliance on this letter.

        Continued qualifications of the plan under its present form will depend on its effect in operation. See section 1.401-1 (b)(3) of the Income Tax Regulations. We will review the status of the plan in operation periodically.

        The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms. Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provide examples of the effect of a plan's operation on its qualified status and discusses the reporting requirements for qualified plans. Please read Publication 794.

        This letter relates only to the statue of your plan under the Internal. Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

        This   determination  is  subject  to  your  adoption  of  the  proposed amendments submitted in your letter dated 3-5-02 & 5-22-02. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

        This determination letter is applicable for the amendment(s) executed on 6-6-00 & 9-24-99.

        This letter may not be relied on. with respect to whether the plan satisfies the requirements of section 401(a) of the Code, as amended by the Economic Growth and Tax Relief Reconciliation Act of 2001, Pub. L. 107-16.

        The requirement for employee benefits plans to file summary plan descriptions (SPD) with the U.S. Department of Labor was eliminated effective August 5, 1997. For more details, call 1-800-998-7542 for a free copy of the SPD card.

        The information on the enclosed addendum is an integral part of this determination. Please be sure to read. and keep it with this letter.

        We have sent a copy of this letter to your representative as indicated in the power of attorney.

        If you have questions concerning this matter, please contact the person whose name and telephone are shown above.

                                         Sincerely yours,


                                         /s/ Paul T. Shultz
                                         ------------------------
                                         Paul T. Shultz
                                         Director
                                         Employee Plans Rulings & Agreements

Enclosures:
Publication 794
Addendum